** Important Information for Warwick Shareholders **


October 26, 2005


Dear Fellow Warwick Valley Telephone Company Shareholders,

My name is Lawrence J. Goldstein and I am the President of SMP Asset Management, LLC and the investment manager of Santa Monica Partners L. P. We have been Warwick shareholders for many years and hold over 130,000, shares of stock which is more than 62% of what Warwick's entire Board of Directors put together own.

WARWICK VALLEY TELEPHONE COMPANY SENT YOU A PROXY STATEMENT
AND BALLOT FOR THE NOVEMBER 17, 2005 (SEVEN MONTH DELAYED)
ANNUAL MEETING. IT CONTAINS A NON-BINDING RESOLUTION WHICH
WE URGE YOU TO CAREFULLY CONSIDER AND VOTE "FOR" PROXY CARD
ITEM NUMBER "4" - THE SHAREHOLDER PROPOSAL URGING FOR THE
PROMPT SALE OF THE COMPANY.

Why we recommend voting "FOR" The MAXIMIZE VALUE Shareholder
Proposal.

First, management has proven itself incompetent. Auditor PricewaterhouseCoopers in a scathing report cited a lack of certain "COMPETENT PERSONNEL," management "DEFICIENCIES" and the failure TO "MAINTAIN EFFECTIVE CONTROLS." MISMANAGEMENT LIKE pornography is clearly something you know when you see it.

Second, no effort of any kind has been made to maximize or enhance shareholder value.

Based on an analysis of the Company's finances and growth potential, I believe that the Company's stock is undervalued and that the Company can be sold at a significant premium to its market value.

Just ask yourself these questions, like we did.

  ARE YOU UNHAPPY WITH YOUR STOCK PRICE NOT GROWING SINCE
  2003?

  WOULD YOU LIKE TO SEE A SUBSTANTIALLY HIGHER DIVIDEND, AS
  MUCH AS $2 PER SHARE VS. $0.80 NOW?

  ARE YOU WORRIED BY THE CONTINUED TOP MANAGEMENT TURNOVER?

  ARE YOU DISPLEASED THAT OUR FORMER AUDITORS QUESTION
  MANAGEMENT COMPETENCE?

  DOES IT BOTHER YOU THAT WE CAN'T FILE OUR FINANCIAL
  STATEMENTS ON TIME?

  WOULD YOU BE CONCERNED IF OUR STOCK IS DELISTED BY
  NASDAQ?

If you answered "Yes" to any of these questions, then PLEASE
VOTE "FOR" THE MAXIMIZE VALUE PROPOSAL.

I believe that all shareholders of the Company will benefit by a vote "FOR" this proposal as it is a call to action for the Board of Directors to improve shareholder value.

THE FOLLOWING PROPOSAL APPEARS ON PAGE 12 OF THE WARWICK
PROXY STATEMENT:

                  V. SHAREHOLDER PROPOSAL.
             MAXIMIZE VALUE RESOLUTION PROPOSAL

Resolved that the shareholders urge the Board of Directors to arrange for the prompt sale of Warwick Valley Telephone
Company to the highest bidder.

SUPPORTING STATEMENT OF SHAREHOLDER
The purpose of the proposal is to allow Warwick Valley Telephone Company shareholders to send a message to the Board that they support the prompt sale of the Company to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the Warwick Valley Telephone Company shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Warwick Valley Telephone Company Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution.

The prompt auction of Warwick Valley Telephone Company should be accomplished by any appropriate process the board chooses to adopt, including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

      WE URGE YOUR SUPPORT, VOTE "FOR" THIS RESOLUTION

Position of the Board of Directors (BOD) as presented by them in the proxy statement appears below in lower case italics. Our comments in response to them are presented in capital letters.

The Board recommends that the shareholders support the Board and vote AGAINST the shareholder proposal. The Board does not believe the proposed action is in the best interests of the Company or its shareholders. WHY NOT?

The Board fully recognizes its obligation to maximize long-term shareholder value, consistent with its obligations to customers.

SHAREHOLDERS SHOULD ASK THEMSELVES AND THE BOD AT LEAST
THREE QUESTIONS REGARDING MAXIMIZING LONG-TERM SHAREHOLDER
VALUE:

1. WHAT EXACTLY HAS THE BOD DONE IN THE PAST TO MAXIMIZE
LONG-TERM SHAREHOLDER VALUE?

2. WHAT SPECIFICALLY IS IT DOING NOW TODAY TO MAXIMIZE LONG-
TERM SHAREHOLDER VALUE?

3. WHAT DOES IT INTEND TO DO IN THE FUTURE TO MAXIMIZE LONG-
TERM SHAREHOLDER VALUE?

THE REASON FOR THIS PROPOSAL IS DUE TO THE FACT THAT THE
BOARD OF DIRECTORS HAS CONTINUED TO REFUSE TO LISTEN TO OR
DISCUSS ANY OF OUR SUGGESTIONS TO ENHANCE OR MAXIMIZE
SHAREHOLDER VALUE.

Our Suggestions Included:

SPIN-OFF THE ORANGE COUNTY- POUGHKEEPSIE LIMITED PARTNERSHIP
CELLULAR INVESTMENT (OCP)

A SPIN-OFF WOULD ALLOW THE DIVIDEND TO SHAREHOLDERS TO RISE
FROM 80 CENTS A SHARE TO $1.80 OR $2 PER SHARE. THE OCP
WOULD BECOME A REGISTERED INVESTMENT COMPANY, REQUIRED BY
LAW TO PAY OUT AT LEAST 90% OF PRE-TAX INCOME IN DIVIDENDS.

SELL THE OCP

THIS WOULD BRING SHAREHOLDERS A PROFIT OF MORE THAN $100 MILLION ($18 PER SHARE) AND POSSIBLY AS MUCH AS $200 MILLION ($37 PER SHARE). THE VALUE OF THE OCP BY ITSELF RANGES FROM BEING NEARLY EQUAL TO CONSIDERABLY ABOVE WARWICK'S PRESENT TOTAL MARKET VALUE OF JUST $128 MILLION ($24 PER SHARE). IN ADDITION, THE REMAINING OPERATING TELEPHONE BUSINESS ITSELF MAY BE WORTH AS MUCH $70 MILLION ($13 PER SHARE) MORE. A LARGER TELEPHONE COMPANY COULD EASILY SYNERGISTICALLY INTEGRATE WARWICK INTO ITS NETWORK, WHILE MATERIALLY REDUCING OVERHEAD.

REGISTER WARWICK  ITSELF AS AN INVESTMENT COMPANY

WE COULD ELIMINATE DOUBLE TAXATION AS A REGISTERED
INVESTMENT COMPAND RECEIVE A SUBSTANTIALLY HIGHER DIVIDEND
THAN THE CURRENT 80 CENT DIVIDEND.  THE DIVIDEND COULD ALSO
POSSIBLY BE AS HIGH AS $1.80 to $2.00 PER SHARE.

THE BOD OBLIGATIONS ARE TO MAXIMIZE SHAREHOLDER VALUE FOR
ITS SHAREHOLDERS WHO OWN THE COMPANY.  IN FACT AS
SHAREHOLDERS CAN READ ON PAGE 4 OF THIS CURRENT PROXY
STATEMENT THE BOD ITSELF STATES:

     "WVT's Board of Directors believes that the purpose of corporate governance is to maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity."

PLEASE NOTE THAT THE BOD'S OWN STATEMENT SAYS NOTHING ABOUT
OBLIGATIONS TO ANY CONSTUTUANCY OTHER THAN THOSE IT
REPRESENTS AND ADDRESSES, IN THE PROXY, JUST AS WE DO, ONLY
THE SHAREHOLDERS. THE BOD STATEMENT SAYS NOTHING ABOUT
OBLIGATIONS TO CUSTOMERS.

However, the Board unanimously opposes the view that the way to maximize value is to put the Company up for sale in an auction process.

ISN'T IT AMAZING HOW ALL OF THE NINE BOARD MEMBERS ALL THINK
EXACTLY ALIKE AS AUTOMATONS, IN ROBOT-LIKE FASHION?

     "The Board has been committed in an orderly and consistent manner for our long-term shareholders."

WE ARE LONG -TERM HOLDERS. BUT WE HAVE GROWN TIRED OF
WATCHING LONG -TERM VALUE BEING DESTROYED BY MISMANAGEMENT
AND THIS BOD.

THE BOD SAYS IT IS "committed", EXACLY HOW WE SHOULD ALL
LIKE TO KNOW.

THE BOD HAS CERTAINLY NOT DEMONSTRATED ANY COMMITMENT TO OWNERSHIP -- THE ENTIRE BOD OWNS A TINY FRACTION OF THE COMPANY'S STOCK. MOREOVER, ONE DIRECTOR, (WHO IS A NOMINEE FOR REELECTION) THE LARGEST SHAREHOLDER ON THE BOARD, HAS SOLD SHARES, AT TIMES WHEN SHE KNEW OR SHOULD HAVE KNOWN THE COMPANY WAS ABOUT TO RELEASE MATERIAL NON PUBLIC NEGATIVE INFORMATION. THIS WAS AN OBVIOUS ADVANTAGE NOT AVAILABLE TO WARWICK'S PUBLIC SHAREHODERS.

THE BOD HAS DONE NOTHING TO ENHANCE VALUE, BUT A GREAT DEAL
TO DESTROY VALUE.

FOR EXAMPLE, PRICEWATERHOUSECOOPERS, OUR AUDITOR, JUST
CHARGED THE COMPANY $1.2 MILLION FOR ITS 2004 WORK VS.
CHARGING "ONLY" $192 THOUSAND FOR ITS 2003 WORK. WHY WAS
THIS? BECAUSE THERE WAS SO MUCH WRONG THAT IT REQUIRED AN
UNUSUAL AMOUNT OF THEIR TIME AND A HUGE BILLING TO BOOT AND
THEN THEY ISSUED A SCATHING REPORT.

SEE THE FORM 10-K PAGES 35 - 38 WITH ITS LENGTHY LAUNDRY
LIST OF WARWICK'S MANAGEMENT "DEFICIENCIES" IN WHICH IT
ELEVEN TIMES MENTIONED WARWICK "DID NOT MAINTAIN EFFECTIVE
CONTROLS" AND THE "MATERIAL WEAKNESSES" IN THE COMPANY'S
FINANCIAL STATEMENTS. PRICEWATERHOUSECOOPERS EVEN WENT OUT
OF ITS WAY TO  MENTION THAT THAT THE COMPANY HAS  A LACK OF
"COMPETENT PERSONNEL...WITH APPROPRIATE LEVEL OF ACCOUNTING
KNOWLEDGE, EXPERIENCE AND TRAINING.."

NOTE THE BOD'S GALLING CLAIM IN ITS PROXY STATEMENT (BELOW)
OF HAVING "a management team that is highly experienced."

COULD THIS BE THE REASON WHY THE BOD FIRED
PRICEWATERHOUSECOOPERS ON SEPTEMBER 27, OR WHY BUSH & GERMAIN OUR PREVIOUS AUDITOR OF MANY YEARS STANDING WAS ALSO FIRED, OR WHY NOW A THIRD AUDITOR IN THE LAST THREE YEARS WITHUMSMITH+BROWN WAS JUST HIRED? AND NOTE WITH ALL THESE ACCOUNTANTS IT STILL TOOK TILL OCTOBER 5, 2005 TO ISSUE THE 2004 ANNUAL REPORT AND WE HAVE YET TO BE SENT ANY 2005 QUARTERLY REPORTS? HOW MUCH FAITH AND HOPE CAN SHAREHOLDERS BE REASONABLY EXPECTED TO HAVE IN A BOD WHICH PRESIDES OVER SUCH AN ACCOUNTING/FINANCIAL MESS?

AS FOR "orderly and consistent" THE COMPANY'S REVENUE AND
INCOME PERFORMANCE BELOW SPEAKS FOR ITSELF MORE THAN MERE
WORDS EVER COULD AND IT ALSO CONTRADICTS WHAT THE BOD WROTE:

     "The Company is a strong and vibrant company and acting hastily to force a sale of the Company at auction or otherwise to the highest bidder would restrict the Board's ability to examine all strategic alternatives for increasing shareholder value."

ASK YOURSELF:  IS THIS STRONG AND VIBRANT?

REVENUES THAT HAVE BEEN FLAT FOR FIVE YEARS WITH NO
INCREASES AND GONE NOWHERE?

--- ($000)---
           2004      2003      2002      2001      2000
Revenues  $ 27,678  $ 28,649  $ 27,547  $ 27,418  $ 26,606

NOW, ASK YOUSELF, IS THIS STRONG AND VIBRANT?

OPERATING INCOME THAT HAS DECLINED YEARLY FOR FIVE YEARS?
AND NOW AGAIN IN 2005

           2004      2003      2002      2001      2000
Operating$ 1,114  $ 3,177   $ 5,111   $ 6,750   $ 7,640
Income

2005 First Quarter Ended 3/30/2005 Operating Income Has Just
Been Reported (On October 21), and it is DOWN more and in the RED. Warwick in 2005 is now losing money in its actively mismanaged telephone operations

               2005         2004
Operating Income     $ (547)  $ 534

WVT has a management team that is highly experienced, fiercely competitive and completely motivated.

NOTHING COULD BE FURTHER FROM THE TRUTH THAN THIS STATEMENT

THE COMPANY'S MANAGEMENT TEAM HAS LEFT THE COMPANY.  TOP
MANAGEMENT HAS BEEN IN A REVOLVING DOOR.

THE FACTS SPEAK FOR THEMSELVES:

FOUR OF THE FIVE MOST HIGHLY COMPENSATED EXECUTIVES NAMED IN
THE JUST ISSUED 2004 PROXY STATEMENT ARE GONE (OR GOING)
FROM THE COMPANY. ONLY ONE REMAINS.

     M. LYNN PIKE, PRESIDENT & CEO
     LEFT THE COMPANY IN JULY 2004 AFTER SERVING SINCE
     JANUARY 2000

     PHILIP A. GRYBAS
     VICE PRESIDENT, CHIEF FINANCIAL OFFICER & TREASURER
     RESIGNED LAST OCTOBER AFTER SERVING SINCE 2001

     LARRY DRAKE, VICE PRESIDENT
     DISMISSED IN JULY 2005 AFTER SERVING SEVEN YEARS AND
     WILL NOT REPLACED

     BRENDA A. SCHADT
     WILL BE GONE BY THE END OF THE YEAR.  SHE SERVED ".43
     YEARS OF LOYAL AND DEDICATED SERVICE, AND WILL BE
     MISSED," SAID HERB GAREISS

I NOTE THAT MR. PIKE WAS BROUGHT IN FROM OUTSIDE THE COMPANY AND APPONTED PRESIDENT & CEO AFTER THE BOD CONSIDERED, BUT DECIDED TO REJECT AND PASS OVER, HERB GAREISS FOR THE JOB OF PRESIDENT AND CEO IN JANUARY 2000. WHEN MR. PIKE LEFT IN JULY 2004 THE BOD BEGAN AN OUTSIDE SEARCH FOR A PRESIDENT & CEO AND DESIGNATED HERB AS ACTING (THE BOD WORD) PRESIDENT ON JUNE 25, 2004 "while it conducts a search for Mr. Pike's successor". DESPITE SEARCHING FOR A MONTH, THE BOD DID NOT FIND A QUALIFIED MAN OR WOMAN OUTSIDE THE COMPANY AND WENT BACK AGAIN TO APPOINT THE PERSON REJECTED AND PASSED OVER IN 2000, NONE OTHER THAN THE HAPLESS, VERY NICE MAN, LOYAL SOLDIER COMPANY MAN, VETERAN OF 24 YEARS WITH THE COMPANY, HERB GAREISS.

WITH THE "TEAM" DECIMATED IS IT ANY WONDER THE COMPANY NEEDS TO MAKE TRIPLE PLAYS? IF YOU CAN RECALL, IN NOVEMBER 2004 WARWICK INITIATED A "SERIES OF SHAREHOLDER NEWSLETTERS" -- WHICH MET WITH A SWIFT AND SUDDEN DEMISE AFTER ONLY THE SECOND ISSUE. IN THE FIRST ISSUE PRESIDENT GAREISS SPOKE ABOUT "Dial-Up / DSL Service subscribers that take our video service also take our data service." These are our Triple Play customers," HE SAID.

IN SHORT THERE IS NO "HIGHLY EXPERIENCED TEAM". THERE ARE
ONLY REPLACEMENTS AND PINCH HITTERS FOR THE NOW DECIMATED
TEAM.

WE FEEL AS THOUGH WE NEED TO SCORE SOME RUNS NOW.  AN
AUCTION TO MAXIMIZE SHAREHOLDER VALUE IS SORELY NEEDED
BEFORE SHAREHOLDERS ARE TRIPLE PLAYED OUT.

The Company has established a unique record of continuous payment of cash dividends for almost 100 years. Since 1998, the Company has increased its dividend payout by 109%, exclusive of the special dividend of $0.20 paid in the fourth quarter of 2004 resulting from the Hudson Valley Data Net sale.

AS POINTED OUT ABOVE, THE NOW 80 CENT DIVIDEND COULD AND
SHOULD BE $1.80 OR $2.00 PER SHARE TODAY.

As detailed in this Proxy Statement, the Company's cumulative shareholder return has outpaced both its Peer
Group and the Russell 2000 average. Assuming a $100 investment as of January 1, 1999, and that all dividends were reinvested, a shareholder would have experienced a return of 111.77% as of December 31, 2004.

IF THIS MYTHICAL INVESTOR HAD WAITED UNTIL THE BEGINNING OF 2003 TO MAKE AN INVESTMENT, THREE YEARS AGO, HE WOULD TODAY HAVE HAD NO APPRECIATION OF HIS SHARES AND EARNED MERELY A DIVIDEND YIELD OF LESS THAN 3% PER ANNUM. IF HE HAD UNFORTUNATELY PURCHASED SHARES TWO YEARS AGO HE WOULD HAVE A SUBSTANTIAL LOSS.

The Board and management believe WVT is well positioned to build on the exceptional record the Company has established over a century of service to its customers and its shareholders.

THE ONLY THING WARWICK IS POSITIONED TO "BUILD" IN ITS
TELEPHONE OPERATIONS IS MORE OF A DOWNWARD SPIRAL IN
OPERATING EARNINGS, AS IT IS FACED WITH ERODING REVENUES,
AND ADDED EXPENSES.  ITS HUGE EXPENSES TO COMPLY WITH
SARBANES/OXLEY COULD EASILY HAVE BEEN AVOIDED BY A
COMPETENT, RATHER THAN DECIMATED CARETAKER, MANAGEMENT.

The Board does not believe that adopting the present resolution would serve to maximize shareholder value. To the contrary, initiating an auction process to sell the Company in response to this resolution would likely diminish shareholder value by unnecessarily and unjustifiably creating the atmosphere of a forced sale.

AN AUCTION IS NOT A FORCED OR HASTY SALE. TO THE CONTRARY AN
AUCTION SETS UP A COMPETITION WHICH ENCOURAGES COMPETING
BIDS.  PARAPHRASING A POPULAR MORTGAGE COMMERCIAL,
"SHAREHOLDERS ALWAYS WIN WHEN BUYERS COMPETE".

MOREOVER, THE BOD STATEMENT IS NOT ONLY A COMPLETE
DISTORTION OF THE FACTS BUT SHOWS THAT THE BOD, IN ROBOT-
LIKE FASHION , HAS A MINDSET AGAINST ENHANCING SHAREHOLDER
VALUE AND TRYING SOMETHING NEW AND DIFFERENT AND HAS NO
UNDERSTANDING OF WHAT IS BEING PROPOSED.

THIS PROPOSAL TO PUT THE COMPANY UP FOR AUCTION DOES NOT
REQUIRE THE COMPANY TO ACCEPT AN UNFAIR OFFER BELOW
INTRINSIC VALUE. A CAREFUL READING, RATHER THAN A KNEE-JERK
REACTION WOULD SHOW THAT THE BOD IS ONLY CALLED UPON TO USE
ANY "APPROPRIATE PROCESS". USING AN AUCTION PROCESS THAT
DOES NOT RECOMMEND OR BEGET FAIR VALUE OBVIOUSLY IS NOT
ACCEPTABLE.

SEVERAL OTHER SIMILARLY SITUATED TELEPHONE COMPANIES OF
SIMILIAR SIZE SUCH AS HECTOR COMMUNICATIONS, MIDWEST
WIRELESS HOLDINGS, NEW ULM TELECOM AND EVEN LYNCH
COMMUNICATIONS MAY BE CONSIDERING AN AUCTION.

THE BOD INAPPROPRIATELY "RECOMMENDS THAT SHAREHOLDERS VOTE
AGAINST THIS PROPOSAL". THE BOD HAS FAILED TO PROVIDE ANY
BACK UP DOCUMENTATION OF ANY KIND FOR ITS RECOMMENDATION.
INDEED, THE FACTS WARRANT THE EXACT OPPOSITE OF THE BOD'S
CONCLUSION.

THE BOD SHOULD AT THE VERY LEAST BE HELD TO THE STANDARD OF
A TRUTHFUL PRESENTATION BASED UPON FACT AND NOT FANCIFUL OR
WISHFUL THINKING AND CALLING WHITE BLACK OR BLACK WHITE.

FINALLY ASK YOUESELF THIS:

THE BOD HAS HAD YEARS OF DESTROYING SHAREHOLDER VALUE. .
..THEREFORE, ISN'T IT TIME NOW TO MAXIMIZE VALUE?

  WE URGE YOU TO VOTE "FOR" THE SHAREHOLDER MAXIMIZE VALUE
    RESOLUTION PROPOSAL, AGENDA ITEM NO. 4 ON YOUR BALLOT


Yours truly,



Lawrence J. Goldstein


Lawrence J. Goldstein, President
SMP Asset Management, LLC
1865 Palmer Avenue Larchmont, New York, 10538
914 833-0875 - Direct Tel

ljgoldstein@bloomberg.com
www.smplp.com